Exhibit 10.3
1/1/26 – 12/31/28 Award
Performance Stock Units

TRIMAS CORPORATION
2023 EQUITY AND INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNITS AGREEMENT

TriMas Corporation (the “Company”), as permitted by the TriMas Corporation 2023 Equity and Incentive Compensation Plan (“Plan”), and as provided for by the Committee, has granted to the individual listed below (“Grantee”), the opportunity to earn performance-based Restricted Stock Units (“PSUs”) in the amount designated in this Performance Stock Units Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in one or more Appendices to this Agreement, the terms used in this Agreement have the same meanings as defined in the Plan.
I.    NOTICE OF PSU AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	As of [enter date]
Date of Grant:	[grant date]
Number of PSUs in Award:	[number of PSUs] (“Target”), subject to addition or subtraction as set forth on Appendix A depending on achievement of applicable Management Objectives
Performance Period:	Beginning on January 1, 2026, and continuing through December 31, 2028
Settlement Date	March 14, 2029
Settlement Method:	Earned and vested PSUs will be settled by delivery of one share of Common Stock for each PSU being settled

II.    AGREEMENT
    A.    Grant of PSUs. The Company has granted to Grantee (who, pursuant to this award is a Participant in the Plan) the opportunity to earn the number of PSUs described above, subject to the terms of this Agreement (this “Award”). The PSUs evidenced by this Agreement are payable only in shares of Common Stock as described in this Agreement. Notwithstanding anything to the contrary anywhere else in this Agreement, the PSUs subject to this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.

        1.    Vesting. Except as otherwise designated in this Agreement, Grantee must be a Service Provider on the Settlement Date (as such term is defined in Section II.A.7 below) to be eligible to earn and receive payment for any PSUs, and any PSUs subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider prior to the Settlement Date. Any PSUs that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be cancelled and forfeited.
        2.    Performance Goals to Earn PSUs. Grantee will only receive shares of Common Stock related to, and to the extent that such shares are earned pursuant to, the Management Objectives and goals specified in Appendix A to this Agreement (“Performance Goals”).
        3.    Dividend Equivalent Rights. Grantee shall be credited with cash per PSU equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Stock generally with a record date occurring on or after the Date of Grant and prior to the time when the PSUs are earned and/or vest and are settled in accordance with Section II.A.7 hereof. Any amounts credited pursuant to the immediately preceding sentence shall be subject to the same applicable terms and conditions (including earning, vesting, payment, and forfeitability) as apply to the PSUs based on which the dividend equivalents were credited, and such amounts shall be paid in either cash or Common Stock, as determined by the Committee in its sole discretion, at the same time as the PSUs to which they relate. If such amounts are paid in Common Stock, the number of shares so paid shall be rounded down to the nearest whole number and shall be determined by dividing such credited amounts by the Market Value per Share on the payment date.
        4.    Rights as a Stockholder. This Award does not entitle Grantee to any ownership interest in any actual shares of Common Stock unless and until such shares of Common Stock are issued to Grantee pursuant to the terms of the Plan. Except as otherwise provided in Section II.A.3 hereof, until shares of Common Stock are issued to Grantee in settlement of earned PSUs under this Award, Grantee will have none of the rights of a stockholder of the Company with respect to the shares of Common Stock issuable in settlement of the PSUs, including the right to vote the shares of Common Stock. Shares of Common Stock issuable in settlement of PSUs will be delivered to Grantee on the Settlement Date in book entry form or in such other manner as the Committee may determine.
        5.    Adjustments. The PSUs covered by this Award will be subject to adjustment as provided in Section 11 of the Plan.
        6.    Termination of Service; Forfeiture.
        (a)     Voluntary Termination; Termination by Company; Breach of Other Obligations. Any PSUs subject to this Award will be canceled and forfeited if, prior to the Settlement Date, Grantee voluntarily terminates as a Service Provider (other than for Good Reason or as a result of Retirement as provided below), if Grantee’s status as a Service Provider is terminated by the Company or a Subsidiary for any reason (other than death, Disability, or Retirement), or if Grantee violates the provisions of Section II.B.3 below.

(b)     Qualifying Termination Prior to a Change in Control. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s Qualifying Termination, Grantee shall become vested on the Determination Date in a pro-rata portion of the number of PSUs determined in accordance with this Section II.A.6(b). On the date of Grantee’s Qualifying Termination, the pro-rata portion of the Target number set forth in “Number of PSUs in Award” in Section I will be determined by multiplying such Target number by a fraction (not greater than 1), the numerator of which is the number of whole calendar months Grantee was employed or rendering services from the beginning of the Performance Period through the date of Grantee’s Qualifying Termination, and the denominator of which is 36 (the “Pro-Rata Target Amount”). The number of PSUs to be earned and settled under Section II.A.7 shall then be equal to the amount determined under Section II.A.2 above at the end of the Performance Period but based on the Pro-Rata Target Amount. Any PSUs not included in the Pro-Rata Target Amount calculation will be canceled and forfeited upon the date of Grantee’s Qualifying Termination.
        (c)    Disability. Notwithstanding the foregoing, and except as set forth in subsection (f) of this Section II.A.6, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s Disability, Grantee shall become vested at the end of the Performance Period in the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the Settlement Date.
        (d)    Death. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider prior to the Settlement Date as a result of Grantee’s death, Grantee’s PSUs shall immediately become fully vested based on the Target number set forth in “Number of PSUs in Award” in Section I.
        (e)     Retirement. If Grantee ceases to be a Service Provider prior to the Settlement Date due to Grantee’s Retirement, except as set forth in subsection (f) of this Section II.A.6, Grantee shall become vested at the end of the Performance Period in the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A, assuming Grantee had continued to be a Service Provider through the Settlement Date.
        (f)    Change in Control. In the event of a Change in Control that occurs prior to the Settlement Date, the PSUs will vest in accordance with this Section II.A.6(f).
(i)    Notwithstanding anything set forth herein to the contrary, if at any time before the Settlement Date or forfeiture of the PSUs, and while Grantee is continuously a Service Provider, a Change in Control occurs, then the PSUs will vest (except to the extent that a Replacement Award is provided to Grantee in accordance with Section II.A.6(f)(ii) to continue, replace or assume the PSUs covered by this Agreement (the “Replaced Award”)) as follows: the number of PSUs under this Award that shall become vested and non-forfeitable (the “Change in Control Payout Level”) shall equal the greater of (A) the Target number set forth in “Number of PSUs in Award” in Section I, and (B) the number of PSUs that would have been actually earned due to the achievement of the performance measures specified in Appendix A if the date of the Change in Control had been the last day of the Performance Period (as determined by the Committee as constituted immediately prior to the Change in Control), less the number of PSUs that had already become vested as of the date of such Change in Control, but in no event may negative discretion be exercised with respect to the number of PSUs vested. Any PSUs that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited.
(ii)    For purposes of this Agreement, a “Replacement Award” means an award: (A) consisting of an award of time-based restricted stock units that is not subject to performance conditions; (B) that has a value at least equal to the value of the Replaced Award, which shall be the value of the PSUs at the Change in Control Payout Level; (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (D) if Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award; and (E) the other terms and conditions of which are not less favorable to Grantee holding the Replaced Award than the terms and conditions of the Replaced Award, specifically taking into account the Change in Control Payout Level for any subsequent vesting of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section II.A.6(f)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.
(iii)    If, after receiving a Replacement Award, (A) Grantee experiences a Qualifying Termination with the Company and its Subsidiaries (or any of their successors) (as applicable, the “Successor”) or (B) Grantee ceases to be a Service Provider as a result of Grantee’s Retirement or Disability, in each case within a period of two years after the Change in Control and prior to the Settlement Date, the Replacement Award shall become vested and non-forfeitable in full, specifically taking into account the Change in Control Payout Level for the Replaced Award, less the portion of the award that had already become vested as of the date of such termination or cessation of service. Any portion of the Replacement Award that does not vest in accordance with the foregoing sentence shall terminate and be forfeited.
(iv)    If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PSUs subject to this Award that at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be vested and nonforfeitable at the time of such Change in Control.
Any PSUs that are not earned and do not vest in accordance with this Section II.A.6. shall terminate and be forfeited as of the date Grantee ceases to be a Service Provider. However, in particular, this Award is subject to Section 18(c) of the Plan.
        7.    Determination of PSUs Earned and Vested; Settlement.
(a)General. Subject to Section II.A.7(b), upon the Committee’s certification of achievement of the Performance Goals, and Grantee’s satisfaction of the vesting requirements in Section II.A.1 and Section II.A.6 above, as applicable, this Award shall be settled by issuing to Grantee the number of shares of Common Stock determined pursuant to Appendix A (subject to pro-ration as described in Section II.A.6, if applicable), and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares. This settlement shall occur on March 14, 2029 (the “Settlement Date”).
(b)Other Payment Events. Notwithstanding Section II.A.7(a), to the extent that the PSUs are vested on the dates set forth below, payment with respect to the PSUs will be made as follows:
(i)    to the extent the PSUs are vested as a result of Section II.A.6(d) (and have not previously been settled) on the date of Grantee’s death, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of Grantee’s death, and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares; and

(ii)    to the extent the PSUs are vested as a result of Section II.A.6(f)(i) (and have not previously been settled) on the date of a Change in Control, such vested PSUs will be settled by issuing to Grantee one share of Common Stock for each such vested PSU within 30 days of the Change in Control, and Grantee’s name shall be entered as the shareholder of record on the books of the Company with respect to such shares; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Grantee is entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to this Agreement had such Change in Control not occurred; and
(iii)    to the extent the PSUs are vested (and have not previously been settled) on the date of Grantee’s “separation from service” with the Company and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code) within two years following the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, such vested PSUs will be settled by issuing to Grantee one share of

Common Stock for each such vested PSU within 30 days of the date of such separation from service.
(c)Any unearned PSUs at the end of the Performance Period, or if earlier, the time of settlement, will be canceled and forfeited. In all circumstances, the number of PSUs earned or vested will be rounded down to the nearest whole PSU, unless otherwise determined by the Committee.
    B.    Other Terms and Conditions.
        1.    Non-Transferability of Award. Except as described below, and subject to the Plan and Section 409A, this Award and the PSUs subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
        2.    Withholding. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by Grantee under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. If Grantee’s benefit is to be received in the form of shares of Common Stock, then (a) if Grantee is subject to Section 16 of the Exchange Act, Grantee agrees that the Company will withhold shares of Common Stock having a value equal to the amount required to be withheld, and (b) if Grantee is not subject to Section 16 of the Exchange Act, Grantee may elect that all or any part of such withholding requirement be satisfied by the retention by the Company of a portion of the Common Stock to be delivered to Grantee, by delivering to the Company other Common Stock held by Grantee, or by tendering sufficient funds in cash or cash equivalent to the Company. The shares of Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such shares of Common Stock on the date the benefit is to be included in Grantee’s income. In no event will the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section II.B.2 to satisfy applicable withholding taxes or other amounts in connection with the benefit exceed (x) the maximum amount that could be required to be withheld or (y) if so determined by the Committee after the date hereof, the minimum amount required to be withheld.
        3.    Restrictive Covenants.
(a)Generally. The Company would not be providing PSUs or Common Stock to Grantee without Grantee’s agreement to abide by the restrictive covenants described herein. The provisions herein are appropriate in light of the position that Grantee has with the Company and the relationships and confidential and trade secret information that Grantee has been and will be exposed to because of Grantee’s position. Notwithstanding anything herein to the contrary, if Grantee is subject to the restrictive covenants set forth in Section 7 (or any successor provision) of the TriMas Corporation Executive Severance/Change in Control Policy (or any successor policy) or the restrictive covenants set forth in a separate, stand-alone severance agreement (or any successor agreement or arrangement) with the Company, then (i) such other restrictive covenants, rather than the restrictive covenants in this Section II.B.3, shall apply to Grantee, and (ii) Grantee’s violation of such other restrictive covenants shall be treated as a violation of the restrictive covenants in this Section II.B.3 for purposes of this Agreement.
(b)Confidentiality. Recognizing Grantee’s fiduciary duties to the Company, as a condition of this Agreement, Grantee agrees that he or she shall not, at any time before or after termination of employment, in any fashion, form or manner, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, company or entity, in any manner whatsoever, any Confidential Information (as defined below) of the Company except with the prior written consent of the Board or to the extent specifically required to be disclosed by applicable law, or except as required in the reasonable performance of Grantee’s duties as an employee of the Company. Grantee agrees to notify the Company as soon as reasonably possible after being subpoenaed or otherwise requested by any third party to disclose any Confidential Information, except as required in the reasonable performance of Grantee’s duties as an employee of the Company. This Section II.B.3 shall not result in the forfeiture of PSUs or any clawback or recoupment of the Award for the disclosure of a trade secret if that disclosure (i) is made in confidence to a federal, state or local government official or to an attorney for the sole purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Pursuant to 18 U.S.C. § 1833(b), and as set forth fully therein, notice is hereby given that Grantee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (x) nothing in the Arrangements or otherwise limits the Grantee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Sarbanes-Oxley Act of 2002); and (y) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede Grantee from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents Grantee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification Grantee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.
    (c)    Covenants Against Competition and Solicitation.
        (i)    Grantee agrees that, while Grantee is employed by the Company, and for 12 months thereafter, Grantee shall not engage, either directly or indirectly, as a principal for Grantee’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any Competitive Business that designs, develops, manufactures, distributes, sells or markets the type of products or services sold, distributed or provided by the Company, during the one-year period prior to the date of employment termination and with which Grantee was involved and/or oversaw (the “Business”); provided that nothing herein shall prevent Grantee from owning, directly or indirectly, not more than five percent of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchange or in an over-the-counter securities market.
    (ii)    Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly solicit business (relating to the Business) from, attempt to entice away from the Company, or interfere with the Company’s relationship with any entity that is a client or customer of the Company at the time of such solicitation, enticement, or interference, or that was identified or solicited as a client or customer of the Company during the time that Grantee performed services for the Company, unless such entity shall have ceased to have been such a customer for a period of at least six months as of the time of such solicitation.
        (iii)    Grantee further understands and agrees that while Grantee is employed by the Company and for 12 months thereafter Grantee shall not directly or indirectly employ or solicit, or receive or accept the performance of services by, any then-current employee of the Company who is employed primarily in connection with the Business, or any former employee of the Company who was employed by the Company primarily in connection with the Business at any time within the 12-month period immediately prior to such employment, solicitation, receipt or acceptance, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of the Company to leave the Company, or assist in any of the foregoing.
(d)    Determination by the Board. Upon entering into this Agreement, Grantee understands and agrees that a determination of the Board shall be final and binding on the issue of whether Grantee’s actions are or will be in violation of this Section II.B.3. Grantee may request in writing from the Board an advance determination as to whether Grantee’s proposed actions will violate this Section II.B.3.

(e)    Certain Definitions. The following definitions shall apply solely with respect to this Section II.B.3:
(i)    “Company” means (A) during the Grantee’s employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which the Grantee has worked or had responsibility during the Grantee’s employment with the Company, and (B) after the Grantee’s termination of employment with the Company, the Company and any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which Grantee worked or had responsibility at the time of the Grantee’s termination of employment and at any time during the one-year period prior to such termination of employment.
(ii)    “Competitive Business” means a person or entity that engages in any business engaged in by the Company, and that does so in a geographic area in which the Company engage(s) in that business, as evidenced on the Company’s website, in the marketing materials of the Company or by the books and records of the Company, and “engages” includes actively planning to engage in the business.
(iii)    “Confidential Information” means trade secrets of the Company and all other confidential or proprietary information that relates to any aspect of the Company’s businesses that cannot freely and readily be obtained from sources outside of the Company. Confidential Information is meant to encompass the broadest enforceable definition of the Company’s intellectual property, and includes but is not limited to: financial and business information; customer and potential customer lists; customer contact information; pricing policies; vendor lists and information; third-party agreements and relationships; contractual, business, and financial information relating to the Company’s customers or other third parties which the Company is obligated to hold in confidence and/or not disclose; personnel, medical, compensation, and benefits information relating to employees, former employees, and persons affiliated with the Company; systems, login identifications and passwords, processes, methods, and policies; company strategies and plans; databases, company data, and technologies related to the Company’s business; and marketing and advertising materials which have not been published. “Confidential Information” shall not include information that Grantee can establish was already in the public domain at the time of disclosure through no fault of Grantee.
(f)    Tolling. The restricted time periods in Section II.B.3 shall be tolled during any time period that Grantee is in violation of such covenants, as determined by a court of competent jurisdiction, so that the Company may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which Grantee has continued to violate such protective covenants.
(g)    Relief, Remedies, and Enforcement. Grantee acknowledges that the covenants contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company and that any breach or threatened breach of any such covenants will cause irreparable injury to the Company for which money damages would not provide an adequate remedy. If Grantee breaches, or threatens to commit a breach of, any of the provisions of this Agreement, the Company shall have the right to seek appropriate equitable relief, including a permanent injunction or similar court order enjoining Grantee from violating any of such provisions, and that, pending the hearing and the decision on the application for permanent equitable relief, the Company shall be entitled to a temporary restraining order and a preliminary injunction, without the necessity of showing actual monetary damages or the posting of a bond or other security. No such remedy shall be construed to be the exclusive remedy of the Company and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law or under federal, state or local statutes, rules and regulations. Grantee further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by the Company in enforcing this Agreement.
(h)    Separate Covenants. Each of the covenants contained in this Section II.B.3 are separate and distinct covenants of Grantee.
        4.    Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).
        5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Company or any Subsidiary or affiliate of the Company, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Company or any Subsidiary.
        6.    Effect on Other Benefits. In no event will the value, at any time, of the PSUs or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Company or any Subsidiary unless otherwise specifically provided for in such plan.
        7.    Third-Party Beneficiaries. If Grantee is or was employed by a subsidiary of the Company, then such subsidiary is intended to be a third-party beneficiary of this Agreement and shall have the right to enforce this Agreement, including, but not limited to, the provisions of Section II.B.3.
        8.    Unfunded and Unsecured General Creditor. Grantee, as a holder of PSUs and rights under this Agreement has no rights other than those of a general creditor of the

Company. The PSUs represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of this Agreement and the Plan.
        9.    Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
        10.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PSUs and Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
        11.    Nature of Grant. In accepting this Award, Grantee acknowledges that:
    (a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement;
    (b)    the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past;
    (c)    all decisions with respect to future grants, if any, will be at the sole discretion of the Committee;
    (d)    Grantee is voluntarily participating in the Plan;
    (e)    the PSUs and the Common Stock subject to the PSUs are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or Grantee’s employer, and which is outside the scope of Grantee’s employment contract, if any;
    (f)    the PSUs and the Common Stock subject to the PSUs are not intended to replace any pension rights or compensation;
    (g)    the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
    (h)    the PSUs and resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments insofar as permitted by law;

    (i)    in consideration of the grant of the PSUs, no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Grantee’s employment with the Company or Grantee’s employer (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and Grantee’s employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived any entitlement to pursue such claim; and
    (j)    except as otherwise provided in this Agreement, in the event Grantee ceases to be a Service Provider (whether or not in breach of local labor laws), Grantee’s right to vest in the PSUs under the Plan, if any, will terminate effective as of the date that Grantee is no longer a Service Provider and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer a Service Provider for purposes of the PSUs.
        12.    Reserved.
        13.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of Grantee under this Agreement without Grantee’s written consent, and (b) Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.
        14.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
        15.    Governing Law; Choice of Forum; Jury Trial Waiver. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions. Grantee further agrees that any action by Grantee to challenge the enforceability of this Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of Michigan. Grantee also agrees that any action by the Company to enforce this Agreement, as well as any related disputes or litigation related to this Agreement, must be brought in the appropriate state or federal court located in the State of Michigan. Grantee agrees and consents to the personal jurisdiction and venue of the federal or state courts of Michigan for resolution of any disputes or litigation arising under or in connection with this Agreement or any challenge to this Agreement and waives any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court. GRANTEE AND THE COMPANY AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY

WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
        16.    Clawback Policy.
(a)Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to the Award, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the Award covered by this Agreement, Grantee (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that Grantee is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.
(b)Without limiting the foregoing, violation of Section II.B.3 of this Agreement prior to the Settlement Date and thereafter, as determined by the Board, shall result in the forfeiture of the PSUs, and clawback and recoupment of any shares of Common Stock issued or transferred to Grantee in settlement of the PSUs (plus dividend equivalent payments).
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated as of: [grant date]	By: ________________________________ Name: Thomas J. Snyder Title: President & CEO

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE COMPANY OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE-BASED RESTRICTED STOCK UNITS AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE STOCK UNITS AGREEMENT

PERFORMANCE GOALS FOR PSU AWARD

The actual number of PSUs earned by Grantee will be determined by the Committee by March 14, 2029 following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2028 under the rules described below. Any PSUs not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Common Stock delivered to Grantee in settlement of the PSUs earned under this Agreement will be determined based on actual performance results as described below, subject to Section II.A.1 of the Agreement.

2.    The PSUs subject to this Award are earned based on the achievement of specific performance measures over the Performance Period (i.e., January 1, 2026 through December 31, 2028) and determined on the Determination Date.

3.    50% of the Target PSUs will be initially earned based on the achievement of EPS (the “EPS PSUs”), and 50% of the Target PSUs will be initially earned based on ROIC (the “ROIC PSUs”). The total EPS PSUs and ROIC PSUs initially earned shall be subject to modification based on RTSR Performance.

4.    Definitions. For purposes hereof:

(A)    “EPS” means the adjusted diluted earnings per share from continuing operations as publicly disclosed by the Company, plus or minus special items that may occur from time-to-time that the Committee believes should adjust the as-reported results for measurement of performance.

(B)    “Peer Group” means, of a benchmark group of 90 entities currently in the S&P SmallCap 600 Capped Industrials index (the names of which are attached hereto as Annex A), those entities that remain in the Peer Group as of the end of the Performance Period after application of the Peer Group Adjustment Protocol.

(C)    “Peer Group Adjustment Protocol” means: (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirements, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period, an entity listed in Annex A has been acquired and/or is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in
    i

the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this performance goal, for each of the entities listed in Annex A, such entity shall be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(D)    “Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Company’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

(E)    “ROIC” means the quotient of (i) net adjusted operating profit after income taxes (“NOPAT”) divided by (ii) invested capital. The Company uses its long-term expected effective tax rate of 25% in the calculation of NOPAT for all periods to eliminate potential volatility in year-to-year results from tax planning strategies which may impact the measurement of operating returns.

(F)    “Total Shareholder Return” means, with respect to the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2026 on the principal stock exchange on which the stock is then traded and the ending stock price will be based on the average closing stock price for the 20 trading days immediately preceding January 1, 2029 on the principal stock exchange on which the stock then trades.

5.    EPS Performance Matrix. From 0% to 200% of the EPS PSUs will be initially earned based on achievement of the EPS performance goals for each year during the Performance Period as follows:

Year	EPS Goal			Weighting
	Threshold 40%	Target 100%	Maximum 200%
Pre-Set 2026				25%
2027				25%
2028				25%
Pre-Set 2028				25%

6.    Number of EPS PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the EPS performance goal has been satisfied for each applicable year during the Performance Period (for purposes of this Section 6, as described in the above matrix) and shall determine the percentage of the EPS PSUs that shall become initially earned hereunder and under the Agreement based on the sum total of the weighted achievement for each applicable year during the Performance Period equal to the product of (x) the actual achievement of the EPS performance goal for an applicable year during the Performance Period multiplied by (y) the relative weighting of such year (the “Initial EPS Percentage”), subject to modification pursuant to Section 9, on the basis of the following:

(A)    Below Threshold. If, upon the conclusion of the Performance Period, EPS for an applicable year during the Performance Period falls below the lowest EPS level set forth in the Performance Matrix for the applicable year, the Initial EPS Percentage for such year during the Performance Period shall be 0%.

(B)    Threshold or Above. If, upon the conclusion of the Performance Period, EPS for an applicable year during the Performance Period is exactly equal to one of the levels set forth in the Performance Matrix, the Initial EPS Percentage for such year during the Performance Period shall be equal to the percentage set forth for such level in the Performance Matrix. If, upon the conclusion of the Performance Period, EPS for an applicable year during the Performance Period falls between two levels set forth in the Performance Matrix, the Initial EPS Percentage for such year during the Performance Period shall be based on straight-line mathematical interpolation between the percentages applicable to such levels but in no event will the Initial EPS Percentage for an applicable year during the Performance Period be greater than 200%.

7.    ROIC Performance Matrix. From 0% to 200% of the ROIC PSUs will be initially earned based on achievement of the ROIC performance goals during the Performance Period as follows:

Year	ROIC Goal			Weighting
	Threshold 40%	Target 100%	Maximum 200%
Pre-Set 2026				25%
2027				25%
2028				25%
Pre-Set 2028				25%

8.    Number of ROIC PSUs Earned. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the ROIC performance goal has been satisfied for each applicable year during the Performance Period (for purposes of this Section

8, as described in the above matrix) and shall determine the percentage of the ROIC PSUs that shall become initially earned hereunder and under the Agreement based on the sum total of the weighted achievement for each applicable year during the Performance Period equal to the product of (i) the actual achievement of the ROIC performance goal for an applicable year during the Performance Period multiplied by (ii) the relative weighting of such year (the “Initial ROIC Percentage”), subject to modification pursuant to Section 9, on the basis of the following:

(A)    Below Threshold. If, upon the conclusion of the Performance Period, ROIC for an applicable year during the Performance Period falls below the lowest ROIC level set forth in the Performance Matrix for the applicable year, the Initial ROIC Percentage for such year during the Performance Period shall be 0%.

(B)    Threshold or Above. If, upon the conclusion of the Performance Period, ROIC for an applicable year during the Performance Period is exactly equal to one of the levels set forth in the Performance Matrix, the Initial ROIC Percentage shall be equal to the percentage set forth for such level in the Performance Matrix. If, upon the conclusion of the Performance Period, ROIC for an applicable year during the Performance Period falls between two levels set forth in the Performance Matrix, the Initial ROIC Percentage shall be based on straight-line mathematical interpolation between the percentages applicable to such levels but in no event will the Initial ROIC Percentage for an applicable year during the Performance Period be greater than 200%.

9.    RTSR Modifier Performance Matrix. Following the Performance Period, on the Determination Date, the Committee shall determine whether and to what extent the RTSR performance goal has been satisfied for the Performance Period and shall determine a percentage modifier (the “RTSR Percentage Modifier”) in accordance with the following table:

Relative Total Shareholder Return	RTSR Percentage Modifier
Ranked below or at 25th percentile	90%
Ranked above 25th percentile but below 75th percentile	100%
Ranked at or above 75th percentile	110%

    If, upon the conclusion of the Performance Period, RTSR performance for the Performance Period falls below the lowest RTSR performance level set forth in the Performance Matrix, the RTSR Percentage Modifier for the Performance Period will be 90%. If, upon the conclusion of the Performance Period, RTSR performance for the Performance Period is exactly equal to one of the levels set forth in the Performance Matrix, the RTSR Percentage Modifier for the Performance Period shall be equal to the percentage set forth opposite such level in the Performance Matrix. If, upon the conclusion of the Performance Period, RTSR performance for the Performance Period falls between two levels set forth in the Performance Matrix, the RTSR Percentage Modifier for the Performance Period shall be 100%.

10.    Total Number of PSUs Earned. The total number of PSUs earned shall be a percentage of the PSUs (rounded down to the nearest whole number of PSUs) equal to the product of (A)

50% of the sum of the Initial EPS Percentage and the Initial ROIC Percentage, multiplied by (B) the RTSR Percentage Modifier.

ILLUSTRATIVE EXAMPLE

For purposes of illustration only, assume that:
    • The Initial EPS Percentage is achieved as follows:

Year	Actual Achievement of EPS Goal	Weighting	Weighted Payout
Pre-Set Year 1	200%	25%	50.0%
Year 2	79%	25%	19.7%
Year 3	80%	25%	19.9%
Pre-Set Year 3	100%	25%	25.0%
			Total: 114.7%

    • The Initial ROIC Percentage is achieved as follows:

Year	Actual Achievement of ROIC Goal	Weighting	Weighted Payout
Pre-Set Year 1	0% (below Threshold)	25%	0.0%
Year 2	150%	25%	37.5%
Year 3	100%	25%	25%
Pre-Set Year 3	50%	25%	12.5%
			Total: 75%

    • The RTSR Percentage Modifier is 110%.

In such case, 104.34% of the PSUs would be earned, calculated as follows:

(114.7% + 75%)
2     X 110% = 104.34%

    v

ANNEX A

S&P SmallCap 600 Industrials (January 1, 2026)
Company Name	Ticker	Company Name	Ticker	Company Name	Ticker
AAR Corp.	AIR	Franklin Electric Co., Inc.	FELE	National Presto Industries, Inc.	NPK
ABM Industries Incorporated	ABM	Gates Industrial Corporation plc	GTES	OPENLANE, Inc.	OPLN
Air Lease Corporation	AL	Gibraltar Industries, Inc.	ROCK	Pitney Bowes Inc.	PBI
Alamo Group Inc.	ALG	Granite Construction Incorporated	GVA	Powell Industries, Inc.	POWL
Albany International Corp.	AIN	Griffon Corporation	GFF	Primoris Services Corporation	PRIM
Allegiant Travel Company	ALGT	Hayward Holdings, Inc.	HAYW	Proto Labs, Inc.	PRLB
Amentum Holdings, Inc.	AMTM	Healthcare Services Group, Inc.	HCSG	Quanex Building Products Corporation	NX
American Woodmark Corporation	AMWD	Heartland Express, Inc.	HTLD	Resideo Technologies, Inc.	REZI
Apogee Enterprises, Inc.	APOG	Hertz Global Holdings, Inc.	HTZ	Robert Half Inc.	RHI
ArcBest Corporation	ARCB	HNI Corporation	HNI	Rush Enterprises, Inc.	RUSH.A
Arcosa, Inc.	ACA	Hub Group, Inc.	HUBG	RXO, Inc.	RXO
Armstrong World Industries, Inc.	AWI	Insperity, Inc.	NSP	Schneider National, Inc.	SNDR
Astec Industries, Inc.	ASTE	Insteel Industries Inc.	IIIN	SkyWest, Inc.	SKYW
AZZ Inc.	AZZ	Interface, Inc.	TILE	Standex International Corporation	SXI
Boise Cascade Company	BCC	JBT Marel Corporation	JBTM	Sun Country Airlines Holdings, Inc.	SNCY
Brady Corporation	BRC	JetBlue Airways Corporation	JBLU	Sunrun Inc.	RUN
Casella Waste Systems, Inc.	CWST	Kadant Inc.	KAI	Tennant Company	TNC
CoreCivic, Inc.	CXW	Kennametal Inc.	KMT	The GEO Group, Inc.	GEO
CSG Systems International, Inc.	CSGS	Korn Ferry	KFY	The Greenbrier Companies, Inc.	GBX
CSW Industrials, Inc.	CSW	Lindsay Corporation	LNN	Titan International, Inc.	TWI
Deluxe Corporation	DLX	Liquidity Services, Inc.	LQDT	Trinity Industries, Inc.	TRN
DNOW Inc.	DNOW	ManpowerGroup Inc.	MAN	UniFirst Corporation	UNF
DXP Enterprises, Inc.	DXPE	Marten Transport, Ltd.	MRTN	Upwork Inc.	UPWK
Enerpac Tool Group Corp.	EPAC	MasterBrand, Inc.	MBC	Verra Mobility Corporation	VRRM
Enpro Inc.	NPO	Matson, Inc.	MATX	Vestis Corporation	VSTS
Enviri Corporation	NVRI	Mercury Systems, Inc.	MRCY	Vicor Corporation	VICR
ESCO Technologies Inc.	ESE	MillerKnoll, Inc.	MLKN	Werner Enterprises, Inc.	WERN
Everus Construction Group, Inc.	ECG	Moog Inc.	MOG.A	WillScot Holdings Corporation	WSC
Federal Signal Corporation	FSS	Mueller Water Products, Inc.	MWA	Worthington Enterprises, Inc.	WOR
Forward Air Corporation	FWRD	MYR Group Inc.	MYRG	Zurn Elkay Water Solutions Corporation	ZWS

APPENDIX B
TO
PERFORMANCE STOCK UNITS AGREEMENT

GLOSSARY

For purposes of this Agreement:

“Cause” means (a) Grantee’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any State thereof or any other jurisdiction in which the Company or its Subsidiaries conduct business; (b) Grantee’s willful misconduct in the performance of his or her duties to the Company or its Subsidiaries and failure to cure such breach within thirty (30) days following written notice thereof from the Company; (c) Grantee’s willful failure or refusal to follow directions from the Board (or direct reporting executive) and failure to cure such breach within thirty (30) days following written notice thereof from the Board; or (d) Grantee’s breach of fiduciary duty to the Company or its Subsidiaries for personal profit. Any failure by the Company or a Subsidiary of the Company to notify Grantee after the first occurrence of an event constituting Cause shall not preclude any subsequent occurrences of such event (or a similar event) from constituting Cause.

“Disability” means (a) Grantee is unable to engage in any substantial activity due to medically determinable physical or medical impairment expected to result in death or to last for a continuous period of not less than twelve (12) months, or (b) if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than twelve (12) months, Grantee has received income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company.

“Good Reason” means:

(a)     A material and permanent diminution in Grantee’s duties or responsibilities, other than any such diminution resulting from events or circumstances reasonably impacting the duties or responsibilities of substantially all other Company executive officers having primarily Company-wide duties or responsibilities;
(b)    A material reduction in the aggregate value of base salary and bonus opportunity provided to Grantee by the Company; or
(c)    A permanent reassignment of Grantee to another primary office more than 50 miles from the current office location, which reassignment is not otherwise approved by the Board.
Grantee must notify the Company of Grantee’s intention to invoke termination for Good Reason within 90 days after Grantee has knowledge of such event and provide the Company 30 days’ opportunity for cure, and Grantee must actually terminate Grantee’s employment with the
    i

Company prior to the 365th day following such occurrence or such event shall not constitute Good Reason. Grantee may not invoke termination for Good Reason if Cause exists or Grantee has violated Section II.B.3 of the Agreement at the time of such termination.

“Qualifying Termination” means a termination of Grantee’s status as a Service Provider with the Company and its Subsidiaries for any reason other than:

(i)    death;
(ii)    Disability;
(iii)    Cause;
    (iv)    by Grantee without Good Reason; or

    (v)    Retirement.

“Retirement” means termination of Grantee’s status as a Service Provider after attaining age 60 and five years of service with the Company and its Subsidiaries, provided that Grantee provides written notice of the date of such Retirement to the Chief Executive Officer of the Company at least 90 days prior to the date of such Retirement (further provided that, for purposes of determining satisfaction of the years of service requirement described herein, years of service with a Subsidiary shall only include service provided by Grantee after such Subsidiary becomes a subsidiary of the Company).

“Service Provider” means an individual actively providing services to the Company or a Subsidiary.
    ii